ENDORSEMENT APPLICABLE TO GUARANTEED INTEREST SPECIAL DOLLAR COST AVERAGING

This Endorsement is part of the Employer's Group Annuity Contract and the Certificate issued to a Participant thereunder, and the same definitions apply to the capitalized terms. There are new definitions in this Endorsement which are introduced below. This Endorsement is subject to all the terms contained in the Employer's Group Annuity Contract and the Certificate except as modified below. This Endorsement is intended to be used with a TSA Contract. In this rider, "we" and "our" mean AXA Equitable Life Insurance Company.

SPECIAL DOLLAR COST AVERAGING PROGRAM

The Participant may elect to participate in a Special Dollar Cost Averaging Program at any time, prior to the Participant's fifth Participation Date anniversary, by completing the appropriate form. The Participant may only make lump sum rollover or direct transfer Contributions to a Special Dollar Cost Averaging Program. We transfer a portion of each amount allocated to the account (including accrued interest) to the Variable Investment Options according to the Participant's allocation instructions on a systematic monthly basis, such that all amounts are transferred out of the account by the end of the program. The first transfer date will be the same day of the month as the Participation Date, provided it is a Business Day otherwise it will be the first Business Day thereafter, or one month from the date the first Contribution is allocated to a Special Dollar Cost Averaging program, but not later than the 28th day of the month. Each program is for a [three, six, or twelve] month period or such other period we may make available to the Participant in the future. Any period selected must begin by the fifth Participation Date anniversary. Each period will have a different interest rate that is set at the beginning and will not change until the end of the period. The minimum initial amount that the Participant may allocate to a Special Dollar Cost Averaging program is [$2,000]. The Participant may elect to make subsequent Contributions to an existing Special Dollar Cost Averaging Program. The minimum subsequent Contribution amount that may be made to an existing program is [$250]. Subsequent Contributions to an existing Special Dollar Cost Averaging Program will not extend the expiration date of that program.

The Participant may have only one Special Dollar Cost Averaging Program in effect at a time and that period cannot be changed once selected. At the expiration of a Special Dollar Cost Averaging Program, the Participant may start a new program with a new period for future lump sum rollovers or direct transfer Contributions.

Any amount held in an account for Special Dollar Cost Averaging becomes part of our general assets, which support the guarantees of the Contract and other contracts. We will credit the amount of each Contribution allocated to and remaining in an account for Special Dollar Cost Averaging with interest at the effective annual rate (compounded


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daily) that was applicable to the Participant's program on the Transaction Date of the Contribution. We may set different rates for programs of a different duration.

TRANSFER RULES

The Participant may not transfer Annuity Account Value into a Special Dollar Cost Averaging Program. The Participant may not transfer a Special Dollar Cost Averaging Program into another Special Dollar Cost Averaging Program or into the Guaranteed Interest Option. Any request by the Participant to transfer or withdraw any amount out of a Special Dollar Cost Averaging Program, other than the Participant's regularly scheduled transfer amount, will terminate that Special Dollar Cost Averaging Program. Any amount remaining in the account for Special Dollar Cost Averaging after such a transfer will be transferred to the Variable Investment Options according to the Participant's then current allocation instructions.

TERMINATION

The Participant may cancel the Special Dollar Cost Averaging Program at any time. All amounts that the Participant may have in a program will be transferred out and will be allocated in accordance with the Participant's instructions.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron               /s/ Karen Field Hazin

Christopher M. Condron                   Karen Field Hazin, Vice President,
President and Chief Executive Officer    Secretary and Associate General Counsel




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